Exhibit 99.1

China Security & Surveillance Technology Reports

Third Quarter 2008 Financial Results

-- 3Q08 Revenue Increases 82% to $119.3 Million Compared to 3Q07 –

-- Operating Income Increases 17.8% to $15.3 million –

-- Raises FY08 Adjusted Net Income and Adjusted Diluted EPS Forecast --

-- Issues FY09 Revenue, Adjusted Net Income and Adjusted Diluted EPS Forecast --

SHENZHEN, China, October 28, 2008 -- China Security & Surveillance Technology, Inc. ("China Security" or the “Company”) (NYSE: CSR), a leading provider of digital surveillance technology in China, today reported its financial results for the third quarter ending September 30, 2008.

Third Quarter 2008

For the third quarter 2008, the Company reported GAAP earnings per diluted share of $0.20 compared to $0.29 in the third quarter 2007.  GAAP results for the third quarter of 2008 include: (1) approximately $5.36 million, or $0.12 per diluted share, of non-cash expense related to the accrual of amounts payable under outstanding convertible notes in the event that such notes are redeemed (as described below under the caption “Explanation of Redemption Accrual”); (2) approximately $2.51 million, or $0.05 per diluted share, of non-cash expense related to the depreciation and amortization of long lived assets and (3) approximately $3.60 million, or $0.08 per diluted share, of non-cash expense related to the accrual of performance-based employee compensation.   The company also recorded a one-time gain of $5.52 million, or $0.14 per diluted share, in last year’s third quarter which did not recur in the third quarter of 2008.  Excluding these non-cash expenses and the one-time gain in 3Q07, diluted earnings per share was $0.45, compared to $0.32 per diluted share in the third quarter 2007 (see “About Non-GAAP Financial Measures” toward the end of this release).  Diluted share count increased 19% in the third quarter 2008 to 46.15 million from 40.51 million in the third quarter of 2007.

Third quarter revenue increased 82.3% to $119.3 million compared to $65.4 million in the third quarter 2007.  Organic revenue during the third quarter 2008 was approximately $106.21 million, or 89.0% of total revenue. As a result, organic revenue grew during the quarter by $56.75 million, or 114.7% from $49.46 million in the third quarter 2007.  Non-organic revenue, or revenue of acquired companies was approximately $13.08 million or 11.0% of total revenue in the third quarter 2008.

In the third quarter gross profits increased $12.27 million, or 62.2%, to $32.01 million from $19.74 million for the same period last year. Gross margin for the third quarter was 26.8%, compared to 30.2% in the same period last year.  Overall gross margin was impacted by the need for accelerated installations of security projects before and during the Olympics, which required the company to pay overtime and premium for outsourced labor.

Income from operations in the third quarter increased 17.8% to $15.33 million from $13.01 million in the prior year’s third quarter.  Operating margin decreased to 12.8% from 19.9% in the third quarter last year, primarily due to lower gross margins, increased non-cash expenses as well as higher selling, general and administrative expenses.  Net income in the third quarter of 2008 decreased 21.8% year over year to $9.15 million from $11.70 million in the prior year’s third quarter.  It is important to note that the third quarter 2007 also included a gain from land disposal of $5.52 million, or $0.14 per share, which did not recur in the third quarter of this year.  Net income per diluted share was $0.20, versus $0.29 in the third quarter 2007.

The company’s cash position at the end of the quarter was $65.93 million, down from $88.60 million at the end of the second quarter 2008.  Total debt at the end of the first quarter was $157.61, up from $137.81 million at the end of the second quarter 2008.

Mr. Guo Shen Tu, Chief Executive Officer of China Security, commented, “We are excited by the revenue growth we have generated in the quarter.  Even in today’s challenging global economic environment, we continue to see sustained demand for our security and surveillance products and services.  We believe we have the right foundation and the financial strength to continue to grow our revenues and to weather short term cost increases, which have returned to normal following the end of the Olympics.  Our corporate and Safe City products and services continue to show strong demand, and we are beginning to realize benefits from our global outreach.  We are excited about our stock listing on the Dubai International Financial Exchange, and the increased visibility we believe it will bring us.  We anticipate continued growth in our existing markets within China, and believe that international exposure will soon realize benefits.”

Financial Outlook

For the full year 2008, the company is reiterating its financial forecast and expects to achieve revenues between $410-420 million.  Excluding the non-cash charges related to the redemption amount payable on convertible notes, the accrual of performance based employee compensation and the amortization of intangible assets related to the company’s recent acquisitions, the company expects to achieve an adjusted net income of $74-82 million and adjusted diluted earnings per share of $1.63-1.79 for the full year 2008.

The company estimates that for the fourth quarter, non-cash interest expenses associated with the redemption amount payable on convertible notes, the accrual of performance based employee compensation and the amortization of intangible assets related to the company’s recent acquisitions, will be approximately $5.55 million, $3.70 million and $2.80 million in the quarter respectively.

For the full year 2009, the Company expects to achieve revenues between $600-$630 million.  The Company expects adjusted net income of $108-$113.4 million and adjusted diluted earnings per share of $2.16-$2.26. The major contributors to results should continue to be manufacturing and parts and systems integration.  The company expects non-cash expense related to the redemption amount payable on convertible notes will be approximately $24.0 million in 2009.  Going forward, the company expects to incur accrual non-cash employee compensation as well as higher depreciation and amortization costs related to the intangible assets from an increasing number of acquisitions.

Mr. Tu concluded, “We remain focused on our goal of becoming the premiere security product and service provider in China, and believe that with our strong balance sheet and access to capital through our bank lines, we are well positioned to continue our growth trajectory, not only here in China but also globally.  Despite the current global economic environment, we continue to believe that this is an ideal time to begin to increase our visibility and brand awareness overseas.  Our management expertise, our solid strategic plan, and our strong capital structure give us the infrastructure to continue to leverage the growing opportunities and demand for security and surveillance products and services on a global scale.”

Explanation of Redemption Accrual

The Company raised $60 million and $50 million through two guaranteed senior unsecured convertible note financings with Citadel in February 2007 and April 2007, respectively. These notes bear interest at a rate of 1% per annum and are due in 2012. Under the indentures, if the notes are not converted before their respectively maturities, the notes are to be redeemed by the Company on the maturity date at a redemption price equal to 100% of the principal amount of the notes then outstanding plus an additional amount of 15% per annum, calculated on a quarterly compounded basis, plus any accrued and unpaid interest.

As of September 30, 2008 the Company accrued a cumulative $27.8 million as a redemption amount payable under the notes, $5.36 million of which was included in interest expense in the third quarter of 2008.  Unlike the annual interest rate of 1% that the Company is actually paying out to the note holders under the note on a semi-annual basis, the Company would only pay the accrued redemption amount under the notes if the notes are not converted into the Company’s common stock before their respective maturities and are redeemed in accordance with its terms.  Nevertheless, the Company believes that it must accrue the entire redemption amount under U.S. generally accepted accounting principles.  This accrual will result in non-cash expense of approximately $20.0 million annually.

Conference Call

The Company will hold a conference call to discuss the financial results at 8:00 a.m. ET today.  The Company invites you to join the call by dialing 1-913-312-1468.  A live webcast of the conference call will be available at www.csst.com.  A replay of the call will be available from October 28, 2008 to November 4, 2008.  Listeners may access the replay by dialing 1-719-457-0820, passcode: 4870794.

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, China Security manufactures, distributes, installs and services security and surveillance products and systems as well as develops security and surveillance related software in China. Its customers are mainly comprised of commercial and government entities and non-profit organizations. China Security has built a diversified customer base through its extensive sales and service network that includes over 150 branch offices and distribution points throughout China. To learn more about the Company visit http://www.csst.com.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude the accrual for the redemption amount payable under certain outstanding convertible notes issued by the Company and certain other non-cash charges.  China Security believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that China Security’s management excludes when it internally evaluates the performance of China Security’s business and makes operating decisions, including internal budgeting,  and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of China Security. Accordingly, management excludes the expense arising from the accrual of redemption amounts payable under its outstanding convertible notes and certain other non-cash charges when making operational decisions.  China Security believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand China Security's financial performance in comparison to historical periods. In addition, it allows investors to evaluate China Security's performance using the same methodology and information as that used by China Security's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, China Security's management compensates for these limitations by providing the relevant disclosure of the items excluded. In addition, please note that in Q3, 2007, the company recorded a one-time gain of $5.52 million or $0.14 per diluted share.  The company did not have any one-time gains recorded during the 2008 third quarter.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Adjusted Net Income(Unaudited)
All amounts, other than for share and per share amounts, in thousands of U.S. dollars

	For the Three Months Ended September 30,
	2008	2007
GAAP Net Income	$9,148	$11,696
Less:
Gain on disposal of long lived assets	-	(5,517)
Addition:
Depreciation and amortization	2,513	1,436
Non cash employee compensation	3,596	989
Redemption accretion on convertible notes	5,364	4,363
Non-GAAP Net Income	$20,621	$12,967

Adjusted EPS (Unaudited)
All amounts, other than for share and per share amounts, in thousands of U.S. dollars

	For the Three Months Ended September 30,
	2008	2007
GAAP DILUTED EPS	$0.20	$0.29
Less:
Gain on disposal of long lived assets	-	(0.14)
Addition:
Depreciation and amortization	0.05	0.04
Non-cash employee compensation	0.08	0.02
Redemption accretion on convertible notes	0.12	0.11
Adjusted EPS	$0.45	$0.32
Share used in computing net income per share (diluted) ' million	46.15	40.51

Safe Harbor Statement

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for security and surveillance products, our expectations regarding the continued growth of the security and surveillance market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements.  These risks and uncertainties include, but not limited to, the factors mentioned in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007, and other risks mentioned in our other reports filed with the Securities Exchange Commission, or SEC.  Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

Company Contact:

Terence Yap

Tel: 86-755-8351-6102

Terence.yap@csst.com

Kewa Luo

Tel: 212-984-0688

Email: ir@csst.com

Investor Contact:

ICR: Bill Zima & Ashley Ammon

Tel: 203-682-8200

Media Contact:

Patrick Yu

Fleishman-Hillard Hong Kong

852-2540-2577

Patrick.yu@fleishman.com

 (Financial Tables to Follow)

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED BALANCE SHEETS

 Expressed in thousands of U.S. dollars

 (Except for share and per share amounts)

	September 30,	December 31,
	2008	2007
	(Unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$65,926	$89,071
Accounts receivable, net	131,928	63,206
Related party receivables	215	549
Inventories, net	85,719	40,606
Prepayments and deposits	7,175	3,225
Advances to suppliers	22,989	2,877
Other receivables	13,739	13,171
Tax refundable	--	92
Deferred tax assets - current portion	72	137
Total current assets	327,763	212,934

Deposits for acquisition of subsidiaries, properties and intangible assets	24,909	46,443
Property, plant and equipment, net	55,586	24,066
Land use rights, net	7,728 ,7278	1,379
Intangible assets, net	56,923	39,800
Goodwill	86,435	52,369
Deferred financing cost	1,188	150
Deferred tax assets - non-current portion	252	262
TOTAL ASSETS	$560,784	$377,403

(Continued)

	September 30,	December 31,
	2008	2007
	(Unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable - short term	$8,213	$12,814
Obligation under product financing arrangements – short term	2,413	--
Accounts payable	51,469	21,864
Accrued expenses	6,411	5,108
Advances from customers	23,992	8,352
Taxes payable	2,801	4,153
Payable for acquisition of businesses, properties and land use rights	24,312	--
Deferred income	1,062	915
Total current liabilities	120,673	53,206

LONG-TERM LIABILITIES
Notes payable - long term	4,327	698
Obligation under product financing arrangements – long term	4,867	--
Convertible notes payable	137,791	123,701
Total liabilities	267,658	177,605

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	34	61

SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, 0 share issued and outstanding Common stock, $0.0001 par value; 290,000,000 shares authorized 45,843,285 (September 30, 2008) and 42,506,150 (December 31, 2007) shares issued and outstanding	5	4
Additional paid-in capital	162,396	110,254
Retained earnings	98,182	76,802
Statutory reserves	804	804
Accumulated other comprehensive income	31,705	11,873
Total shareholders' equity	293,092	199,737
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$560,784	$377,403

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

 Expressed in thousands of U.S. dollars

 (Except for share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$119,289	$65,438	$283,806	$156,014

Cost of goods sold
(including depreciation and amortization for the three and nine months ended September 30, 2008 and 2007 of $230, $516, $0 and $0, respectively)	87,280	45,700	199,085	111,265

Gross profit	32,009	19,738	84,721	44,749

Selling and marketing	3,376	1,455	8,509	2,913
General and administrative
(including non-cash employee compensation for the three and nine months ended September 30, 2008 and 2007 of $3,596, $9,662, 989 and $2,055, respectively)	11,023	3,836	29,269	9,395
Depreciation and amortization	2,283	1,436	6,230	3,326
Income from operations	15,327	13,011	40,713	29,115

Rental income received from related party	--	124	--	380
Interest income	65	89	171	314
Interest expense	(5,949)	(4,768)	(15,598)	(10,192)
Gain on disposal of land use right and property	--	5,517	--	5,517
Other income, net	480	329	1,167	1,047
Income before income taxes and minority interest	9,923	14,302	26,453	26,181

Minority interest in (income) loss of consolidated subsidiaries	--	(19)	31	(17)

Income taxes	(775)	(2,587)	(5,104)	(5,670)

Net income	9,148	11,696	21,380	20,494
Foreign currency translation gain	4,402	2,185	19,832	4,747

Comprehensive income	$13,550	$13,881	$41,212	$25,241

Net income per share
Basic	$0.20	$0.30	$0.49	$0.57
Diluted	$0.20	$0.29	$0.48	$0.54

Weighted average number of shares outstanding
Basic	45,655,617	38,547,263	44,003,994	35,807,815
Diluted	46,151,827	40,512,247	44,615,552	37,772,753

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 Expressed in thousands of U.S. dollars

 (Except for share and per share amounts)

	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,380	$20,494
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	6,746	3,326
Provision for bad debt	345	--
Amortization of consultancy services	101	91
Amortization of deferred financing cost	102	18
Non cash employee compensation	9,662	2,055
Gain on disposal of land use right and property	--	(5,517)
Redemption accretion on convertible notes	14,090	9,338
Deferred taxes	104	7
Minority interest	(31)	17

Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(60,155)	(16,669)
Related party receivables	373	23
Inventories	(31,933)	(10,299)
Prepayments and deposits	(2,233)	1,074
Advances to suppliers	(18,779)	183
Other receivables	(2,723)	(3,369)

Increase (decrease) in:
Accounts payable and accrued expenses	21,153	2,640
Advances from customers	12,543	6,664
Tax payable	(1,375)	1,236
Deferred income	82	61
Net cash (used in) provided by operating activities	(30,548)	11,373

(Continued)

	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited)	(Unaudited)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(13,877)	(9,273)
Additions to intangible assets	(1,651)	(854)
Additions to land use rights	(5,101)	(587)
Deposits paid for acquisition of subsidiaries	(4,761)	(18,148)
Deposits refunded for acquisition of subsidiaries	11,898	--
Deposits paid for acquisition of properties and intangible assets	--	(22,040)
Net cash outflow for acquisition of subsidiaries
(net of cash acquired from subsidiaries)	(6,013)	(36,378)
Proceeds from disposal of land use right and property	3,379	6,125
Net cash used in investing activities	(16,126)	(81,155)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due to a director	--	(73)
Issue of common stock by cash warrants	277	--
Issuance of common stock, net of issuing expenses	9,700	2,654
New borrowings, net of issuing cost	11,534	117,812
Repayment of borrowings	(13,987)	(3,481)
New borrowings from obligation under product financing arrangements	6,705	--
Repayment of obligation under product financing arrangements	(566)	--
Net cash provided by financing activities	13,663	116,912

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	9,866	1,677

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(23,145)	48,807

Cash and cash equivalents, beginning of period	89,071	30,980
CASH AND CASH EQUIVALENTS, END OF PERIOD	$65,926	$79,787